EXHIBIT 23.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 333-10660, 333-10662, 333-74498 and 333-74508) pertaining to the Novoste Corporation Stock Option Plan, the Non-Employee Director Stock Option Plan, the Novoste 2001 Stock Plan, as amended, and the Employee Stock Purchase Plan, as amended, of our report dated February 4, 2003, except for Notes 4 and 13, as to which the date is March 4, 2003, with respect to the consolidated financial statements of Novoste Corporation included in the Annual Report (Form 10-K) for the year ended December 31, 2002.

/s/ Ernst & Young LLP

Atlanta, Georgia

March 31, 2003